Exhibit 99.3

January 26, 2021

Board of Directors

Slack Technologies, Inc.

500 Howard Street

San Francisco, CA 94105

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of salesforce.com, inc. (File No. 333-251658), filed January 26, 2021 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 1, 2020 (“Opinion Letter”), with respect to fairness from a financial point of view to the holders (other than salesforce.com, inc. (“Salesforce”) and its affiliates) of the outstanding shares of Class A common stock, par value $0.0001 per share, of Slack Technologies, Inc. (the “Company”) and the outstanding shares of Class B common stock, par value $0.0001 per share, of the Company of the Aggregate Consideration (as defined therein) to be paid to such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of December 1, 2020, by and among Salesforce, Skyline Strategies I Inc., a wholly owned subsidiary of Salesforce, Skyline Strategies II LLC, a wholly owned subsidiary of Salesforce, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinions of Slack Financial Advisors”, “Risk Factors”, “The Mergers — Background of the Mergers”, “The Mergers — Recommendation of the Slack Board and Reasons for the Mergers”, “The Mergers — Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor” and “The Mergers — Projected Financial Information” and to the inclusion of the Opinion Letter in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

GOLDMAN SACHS & CO. LLC